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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

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                                SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 15)

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                              NEIGHBORCARE, INC.
                            (Name of Subject Company)

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                              NEIGHBORCARE, INC.
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $0.02 Per Share
                    (including the Associated Series B Junior
                Participating Preferred Stock Purchase Rights)
                        (Title of Class of Securities)

                                  64015Y-10-4
                      (CUSIP Number of Class of Securities)

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                             John F. Gaither, Esq.
             Senior Vice President, General Counsel and Secretary
                              NeighborCare, Inc.
                       601 East Pratt Street, 3rd Floor
                              Baltimore, MD 21202
                                (410) 528-7404
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)

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                                With copies to:

                               Mark Gordon, Esq.
                        Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                           New York, New York 10019
                                (212) 403-1000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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The purpose of this amendment is to add additional Exhibits to Item 9 in the
Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by NeighborCare, Inc., a Pennsylvania corporation, on June 14, 2004, as thereafter amended, and to revise the Exhibit Index accordingly.


ITEM 9.      EXHIBITS.

Exhibit No.  Description
-----------  -------------------------------------------------------------------

  (a)(29)    Press Release, dated June 16, 2005

  (a)(30)    Letter, dated June 16, 2005, to NeighborCare employees

  (a)(31)    Letter, dated June 16, 2005, to NeighborCare customers







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                                  SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment is true, complete and correct.

                               NEIGHBORCARE, INC.

                               By: /s/ John F. Gaither, Jr.
                                   --------------------------------
                                   John F. Gaither, Jr.
                                   Senior Vice President,
                                   General Counsel and Secretary

                               Dated:  June 16, 2005





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                               INDEX OF EXHIBITS

Exhibit No.  Description
-----------  -------------------------------------------------------------------

  (a)(29)    Press Release, dated June 16, 2005

  (a)(30)    Letter, dated June 16, 2005, to NeighborCare employees

  (a)(31)    Letter, dated June 16, 2005, to NeighborCare customers